Exhibit 10.4

MASSEY ENERGY COMPANY

Restricted Stock Award Agreement

[Number] Restricted Shares

THIS AGREEMENT dated as of November 10, 2008, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and [            ] (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Restricted Stock. Pursuant to the Plan, the Company, on November 10, 2008 (the “Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of [            ] shares of Stock which are designated as Restricted Stock.

2. Restrictions. Except as provided in this Agreement, the shares of Restricted Stock are nontransferable and are subject to a substantial risk of forfeiture during the Period of Restriction. The Period of Restriction starts on the Grant Date and ends when the shares of Restricted Stock vest or are forfeited. During the Period of Restriction, the shares of Restricted Stock shall be subject to and bear the following legend if certificated prior to vesting:

“The sale or other transfer of the shares of Massey Energy Company stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Massey Energy Company 2006 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an associated Restricted Stock Agreement. A copy of the Plan, such rules and procedures, and the applicable Restricted Stock Agreement may be obtained from the Secretary of Massey Energy Company.”

3. Stock Power. With respect to shares of Restricted Stock forfeited under Paragraph 6, Participant does hereby irrevocably constitute and appoint the Secretary and the Assistant Secretary as his or her attorney to transfer the forfeited shares on the books of the Company with full power of substitution in the premises. The Secretary and/or the Assistant Secretary shall use the authority granted in this Paragraph 3 to cancel any shares of Restricted Stock that are forfeited under Paragraph 6.

4. Vesting. Subject to Paragraph 6 and except as provided in Paragraph 7 below, Participant’s interest in the shares of Restricted Stock shall become transferable and nonforfeitable (“Vested”) with respect to one-third of the shares of Restricted Stock on each of November 10, 2009, November 10, 2010, and November 10, 2011.

5. Death or Disability. If Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (“Permanently and Totally Disabled”) while in the employ or service of the Company or a Subsidiary and prior to the forfeiture of the shares of Restricted Stock under Paragraph 6, Participant’s right to receive the Restricted Stock shall be fully “Vested” (i.e., the restrictions on transfer and risk of forfeiture in Paragraph 2 above shall lapse).

6. Forfeiture. Subject to Paragraph 7 below, all shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s employment or service with the Company and its Subsidiaries terminates for any reason other than on account of Participant’s death or becoming Permanently and Totally Disabled.

7. Change in Control. Notwithstanding any other provision of this Agreement, Participant’s right to receive the Restricted Stock shall be Vested if Participant’s employment is terminated by the Company or an Affiliate without Cause within two years following a Change in Control. For purposes of this Agreement, Cause shall occur upon:

(i) the willful and continued failure by Participant substantially to perform Participant’s duties with the Company or an Affiliate (other than any such failure resulting from Participant’s incapacity due to physical or mental illness) after written demand for substantial performance is delivered to Participant by the Company or an Affiliate which specifically identifies the manner in which the Company or Affiliate believes that Participant has not substantially performed Participant’s duties,

(ii) Participant’s willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order or willfully engaging in any other gross misconduct which is materially and demonstrably injurious to the Company or any Affiliate, or

(iii) Participant’s conviction of, or pleading guilty or nolo condentere to, the commission of a felony involving fraud, embezzlement, theft or moral turpitude.

For purposes hereof, no act, or failure to act, on Participant’s part described in clause (i) or (ii) above shall be considered “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Company and its Affiliates. The fact that Participant is or shortly may be “retirement eligible” and thus eligible for or entitled to post-retirement benefits from any plan, arrangement or program sponsored, participated in or contributed to by the Company or an Affiliate shall not prevent Participant’s termination from being considered for Cause.

8. Voting Rights. During the Period of Restriction, Participant shall be entitled to exercise voting rights with respect to the shares of Restricted Stock.

9. Dividends and Other Distributions. During the Period of Restriction, Participant shall be entitled to receive all dividends and other distributions paid in cash or property other than Stock with respect to the shares of Restricted Stock at the same time as any holder of shares of Stock generally would receive such dividends and other distributions. If any dividends or distributions are paid in Stock, such Stock shall be subject to the same restrictions on transferability and the same rules for vesting, forfeiture and custody as the shares of Restricted Stock with respect to which they are distributed. No fractional shares of Restricted Stock shall accrue under this Paragraph, and if Participant would otherwise be entitled to a fractional share under this Paragraph, such fractional share shall be disregarded and forfeited.

10. Issuance and Custody of Certificates. The Restricted Stock shall be issued in book entry form but may, on direction of the Committee, be issued in electronic form or in certificated form. Custody of stock certificates evidencing the shares of Restricted Stock shall be retained by the Company. The Company shall cause shares of Restricted Stock which are Vested to be issued in book entry or electronic form or in certificated form in the name of Participant without the restrictions referred to in Paragraph 2 above and shall deliver to Participant stock certificates evidencing such shares, or to Participant’s trading account in electronic form if so requested.

11. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

[Name]
[Address]
[Address]

12. Confidentiality. Participant agrees that this Agreement and the receipt of Restricted Stock subject to this award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Restricted Stock to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in shares of Restricted Stock. If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this award will be forfeited.

13. Fractional Shares. A fractional share shall not Vest hereunder, and when any provision hereof may cause a fractional share to Vest, any Vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a Vested whole share.

14. No Right to Continued Employment or Service. This Agreement does not confer upon Participant any right to continue in the employ or service of the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate such employment or service at any time.

15. Change due to Capital Adjustments. The terms of this Award shall be adjusted as the Committee determines and as provided in the Plan for events which, in the judgment of the Committee, necessitates such action.

16. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

17. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

18. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof which are incorporated by reference into this Agreement.

19. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

20. Taxes. Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the Vesting of this Award.

21. Employment and Service. In determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of a Member, a Non-Employee Service Provider and a Non-Employee Director shall be disregarded.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By:
Name:	Baxter F. Phillips, Jr.
Its:	Executive Vice President and Chief Administrative Officer

[Participant]

4